EXHIBIT 99.2

FORM OF ELECTION

To be submitted pursuant to an election in connection with the proposed merger of Heritage Financial Holding Corporation with and into The Peoples Holding Company (“Peoples”).

A properly executed Form of Election must be received by the Exchange Agent by 5:00 p.m., Eastern standard time, on December     , 2004 (the “Election Deadline”). If a holder of common stock of Heritage Financial Holding Corporation (a “Heritage Stockholder”) does not make an effective election, as determined in the sole discretion of Peoples, which it may delegate in whole or in part to the Exchange Agent, such stockholder will receive a combination of cash and shares of Peoples common stock as described below.

To: REGISTRAR AND TRANSFER COMPANY*

Delivering By Mail:	By Hand & Overnight Delivery:

10 Commerce Drive	10 Commerce Drive
Cranford, New Jersey 07016-3572	Cranford, New Jersey 07016-3572

By Facsimile Transmission:

(908) 497-2313

Confirm by Telephone:

(800) 456-0596, ext. 2502

*	Deliveries made to an address other than either of the addresses stated above or the facsimile number above will not be acceptable and the Exchange Agent will not be responsible therefor.

Ladies and Gentlemen:

In connection with the merger (the “Merger”) of Heritage Financial Holding Corporation (“Heritage”), a Delaware corporation, with and into The Peoples Holding Company, a Mississippi corporation (“Peoples”), the undersigned hereby indicates a preference, subject to the terms and conditions set forth below, to have all of the shares of Heritage common stock owned of record or beneficially converted into the right to receive either (i) cash in an amount equal to $6.25, without interest, for each share of Heritage common stock, (ii) 0.20 shares of common stock, par value $5.00 per share, of Peoples, for each share of Heritage common stock or (iii) the cash consideration described in (i) above for 40% of the holder’s shares of Heritage common stock and the stock consideration described in (ii) above for 60% of the holder’s shares of Heritage common stock, all as determined in accordance with Section 2.1 of the Agreement and Plan of Merger, dated as of July 15, 2004, by and among The Peoples Holding Company, The Peoples Bank & Trust Company, Heritage Financial Holding Corporation and Heritage Bank.

It is understood that the following election is subject to the terms, conditions and limitations set forth in (i) the Proxy Statement/Prospectus relating to the Merger (the “Proxy Statement/Prospectus”), receipt of which is acknowledged by the undersigned, (ii) the Merger Agreement included as Annex A-1 to the Proxy Statement/Prospectus, and (iii) the accompanying Instructions. The undersigned understands that neither certificates nor scrip representing fractional shares of Peoples common stock will be issued in connection with the Merger, but in lieu thereof each holder of Heritage common stock who otherwise would have been entitled to a fraction of a share of Peoples common stock will be paid cash in an amount equal to the fraction of a share of Peoples common stock otherwise issuable multiplied by the average of the closing price per share of Peoples common stock for each of the ten (10) consecutive trading days immediately preceding the last business day prior to the closing date, as reported by the American Stock Exchange.

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

A properly executed Form of Election must be received by the Exchange Agent by the Election Deadline. If a Heritage Stockholder does not make an effective election, as determined in the sole discretion of Peoples, which it may delegate in whole or in part to the Exchange Agent, such stockholder will receive a combination of cash and shares of Peoples common stock as described in this Form of Election.

TYPE OF ELECTION (SEE INSTRUCTIONS B, C AND D) (PLEASE CHECK ONE BOX ONLY):

☐ CASH ELECTION

☐ STOCK ELECTION

☐ COMBINATION ELECTION

IMPORTANT: The merger agreement contains redesignation procedures which may affect your election.

The merger agreement requires the following: (i) not less than 60% or more than 65% of the aggregate shares of Heritage common stock owned by Heritage stockholders must be exchanged for shares of Peoples common stock; and (ii) not less than 35% or more than 40% of the aggregate shares of Heritage common stock owned by Heritage stockholders must be exchanged for cash.

If the aggregate number of shares for which a cash election was made exceeds 40% of the outstanding shares of Heritage common stock, then shares of Heritage common stock to be converted into cash will be redesignated on a pro rata basis into shares to be converted into shares of Peoples common stock so that the total number of Heritage shares to be converted into cash does not exceed 40% of the outstanding shares of Heritage common stock. If the aggregate number of shares for which a stock election was made exceeds 65% of the outstanding shares of Heritage common stock, then shares of Heritage common stock to be converted into shares of Peoples common stock will be redesignated on a pro rata basis into shares to be converted into cash so that the total number of Heritage shares to be converted into shares of Peoples common stock does not exceed 65% of the outstanding shares of Heritage common stock.

Holders of shares of Heritage common stock who elect to receive a combination of cash for 40% of their Heritage common stock and shares of Peoples common stock for 60% of their Heritage common stock will not be subject to these redesignation procedures. Also, a holder who has elected to receive cash for all of his or her shares of Heritage common stock and would receive less than 10 shares of Peoples common stock if his or her shares were redesignated is not subject to the redesignation procedures.

INSTRUCTIONS

A. SPECIAL CONDITIONS.

1. Time in Which to Elect. To be effective, an Election (as defined below) on this form or a facsimile hereof, must be properly completed, signed and submitted to the Exchange Agent, at the address set forth above, no later than 5:00 p.m., Eastern Standard Time, on December     , 2004. Holders whose Forms of Election are not so received will not be entitled to specify their preference and will receive a combination of cash and shares of Peoples common stock in the Merger, defined as a Combination Election in Instruction B below.

2. Change or Revocation of Election. All elections will be irrevocable. Once a Heritage Stockholder delivers a Form of Election to the Exchange Agent, such stockholder may not sell, transfer or otherwise dispose of his or her Heritage common stock or change or revoke this election.

3. Nullification of Election. All Forms of Election will be void and of no effect if the Merger is not completed.

4. Stock Certificates. If the merger is completed, the Exchange Agent will send to you a letter of transmittal which you must compete and return to the Exchange Agent with all of your certificates representing shares of Heritage common stock. Do not send in your certificates representing shares of Heritage common stock with this Form of Election.

B. TYPES OF ELECTIONS.

Subject to the provisions of Section 2.1 of the Merger Agreement, all shares of Heritage common stock issued and outstanding immediately prior to the closing date of the merger shall be converted into the right to receive either (i) cash in an amount equal to $6.25, without interest, for each share of Heritage common stock, (ii) 0.20 shares of Peoples common stock for each share of Heritage common stock or (iii) the cash consideration described in (i) above for 40% of the holder’s shares of Heritage common stock and the stock consideration described in (ii) above for 60% of the holder’s shares of Heritage common stock.

By properly completing the box marked “Type of Election,” each holder may indicate (an “Election”) that such holder desires to have all shares of Heritage common stock owned by such holder converted into the right to receive either:

•	$6.25 per share in cash, without interest (“Cash Election”);

•	shares of Peoples common stock, with cash in lieu of any fractional shares (“Stock Election”); or

•	cash consideration for 40% of your shares of Heritage common stock and stock consideration for 60% of your shares of Heritage common stock (“Combination Election”).

See Instruction D(2) for information concerning the right to make multiple Elections, and Instruction D(3) for information concerning the submission of multiple Forms of Election.

C. ELECTION AND REDESIGNATION PROCEDURES.

A description of the election and redesignation procedures is set forth in the Proxy Statement/Prospectus under “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Election and Election Procedures.” A full statement of the election and redesignation procedures is contained in Article II of the Merger Agreement. All Elections are subject to compliance with the election and redesignation procedures set forth in the Merger Agreement.

In connection with making any Election, each Heritage Stockholder should read carefully, among other matters, the aforesaid description and statement and the information contained in the Proxy Statement/Prospectus under “The Merger—Material United States Federal Income Tax Consequences.”

D. GENERAL.

1. Execution and Delivery. This Form of Election must be properly completed, signed and submitted to the Exchange Agent by mailing, faxing or otherwise delivering to the Exchange Agent at the address or facsimile number set forth above.

The method of delivery of all documents is at the option and risk of the stockholder, but it is suggested that documents be sent by registered mail, return receipt requested.

2. Multiple Elections Not Allowed. A holder must make a single Election for all of such holder’s shares of Heritage common stock. Different elections may not be made for different portions of such holder’s shares, except as set forth in Instruction 3(D).

3. Multiple Forms of Elections. Holders of record of shares of Heritage common stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Heritage common stock held by each such Representative for a particular beneficial owner.

All questions with respect to this Form of Election and the Elections (including, without limitations, questions relating to the timeliness or effectiveness of any Election and computations as to redesignation) will be decided by Peoples, which may delegate such decision making authority to the Exchange Agent, which determinations shall be conclusive and binding.

Additional copies of this Form of Election may be obtained from the Exchange Agent (whose telephone number is (800) 456-0596, ext. 2502).

(Signature of Stockholder)	(Signature of Stockholder)
Print Name:	Print Name:
Date:	Date:

The signature (or signatures) on the Form of Election should correspond exactly with the name(s) as written on the face of the certificate(s) unless the shares of Heritage common stock described on the Form of Election have been assigned by the registered holder(s), in which event the Form of Election should be signed in exactly the same form as the name of the last transferee indicated on the transfers attached to or endorsed on the certificates.

If the Form of Election is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or in any other representative or fiduciary capacity, the person signing must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded with the Form of Election.

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